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                                                                    EXHIBIT 11.2

                           EDUCATIONAL MEDICAL, INC.

           COMPUTATION OF PRO FORMA SUPPLEMENTAL NET INCOME PER SHARE

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                                                                                   YEAR ENDED
                                                                                 MARCH 31, 1996
                                                                                 --------------
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Primary and fully diluted:
  Weighted average common stock and common stock equivalents outstanding during
     the period(3).............................................................     2,191,965
  Convertible Preferred Stock converted into Common Stock upon consummation of
     initial public offering(1)................................................     1,705,082
  Exercise of common stock purchase warrants upon consummation of initial
     public offering(1)........................................................     1,167,242
  Effect of Common Stock equivalents issued subsequent to August 7, 1995 computed in accordance with the treasury stock method as required by the
     SEC(2)....................................................................       126,538
                                                                                   ----------
          Total................................................................     5,190,827
                                                                                   ==========
Net income.....................................................................    $   79,424
Plus: Reduction in interest expense from repayment of long-term notes payable,
  net of income taxes(3).......................................................       473,593
                                                                                   ----------
Pro forma supplemental net income..............................................    $  553,017
                                                                                   ==========
Pro forma supplemental net income per share of Common Stock(3).................    $      .11
                                                                                   ==========
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(1) Pro forma supplemental net income per share reflects preferred stock automatically converted into Common Stock and warrants to be exercised upon consummation of the initial public offering as if such conversion and exercises had occurred at the beginning of fiscal 1996.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
     83, Common Stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
     Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.
(3) Pro forma supplemental net income per share reflects the number of shares of
     Common Stock issued upon consummation of the initial public offering used to repay $4.9 million in current and long-term debt as if such issuance had occurred at the beginning of fiscal 1996, the period immediately preceding the initial public offering (or date of issuance of the notes payable, if later) and the related reduction in interest expense.